Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated June 16, 2015

Relating to Preliminary Prospectus issued June 15, 2015

Registration Statement No. 333-203941

FITBIT, INC.

Update and Supplement to Preliminary Prospectus

Issued June 15, 2015

This free writing prospectus relates to the initial public offering of Class A common stock of Fitbit, Inc. (“Fitbit”) and should be read together with the preliminary prospectus issued June 15, 2015 (the “Preliminary Prospectus”) that was included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-203941) relating to this offering of our Class A common stock. On June 16, 2015, Fitbit filed Amendment No. 4 to the Registration Statement (“Amendment No. 4”) relating to this offering of our Class A common stock, which may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1447599/000119312515223928/d875679ds1a.htm

References to “Fitbit,” “we,” “us,” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 4 and updates and supplements the information contained in the Preliminary Prospectus.

Increase to Estimated Initial Public Offering Price Range and Number of Shares Offered

The Preliminary Prospectus has been updated and supplemented primarily to reflect an increase in the estimated initial public offering price per share of our Class A common stock, and an increase in the number of shares of our Class A common stock being offered by certain selling stockholders, in each case as set forth in the Preliminary Prospectus.

The initial public offering price per share of our Class A common stock set forth in the Preliminary Prospectus was between $14.00 and $16.00, and has been increased to $17.00 and $19.00 per share.

The aggregate number of shares of Class A common stock being offered by the selling stockholders has been increased to 12,112,500 shares from 7,462,500 shares. The number of additional shares of Class A common stock that the underwriters have an option to purchase from selling stockholders to cover over-allotments has been increased to 5,175,000 shares from 4,477,500 shares.

The Offering

Class A common stock offered by us	22,387,500 shares

Class A common stock offered by the selling stockholders	12,112,500 shares

Over-allotment option offered by the selling stockholders	5,175,000 shares

Class A common stock to be outstanding after this offering	34,500,000 shares (39,675,000 shares if the over-allotment option is exercised in full)

Class B common stock to be outstanding after this offering	170,392,217 shares (165,320,438 shares if the over-allotment option is exercised in full)

Total Class A and Class B common stock to be outstanding after this offering	204,892,217 shares (204,995,438 shares if the over-allotment option is exercised in full)

Fitbit has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Fitbit has filed with the SEC for more complete information about Fitbit and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department; or from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attn: Prospectus Department, by telephone at (800) 503-4611, or by email at prospectus.cpdg@db.com; or from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com.